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                                                                   EXHIBIT 10.45


                      FEDERAL INCOME TAX SHARING AGREEMENT


         This Federal Income Tax Sharing Agreement (the "Agreement") is between Hallmark Cards, Incorporated, a Missouri corporation ("Hallmark"), and Crown Media Holdings, Inc., a Delaware corporation ("Crown") (each of Hallmark and Crown being sometimes referred to herein individually as a "Party," or together as the "Parties").

         WHEREAS, Hallmark is the common parent corporation of an affiliated group of corporations (the "Hallmark Group") within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, Crown is a "member" of the Hallmark Group within the meaning of section 1.1502-1(b) of the Treasury Regulations (a "Member"); and

         WHEREAS, the Hallmark Group has filed and intends to file consolidated federal income tax returns as permitted by section 1501 of the Code; and

         WHEREAS, Hallmark and Crown desire to agree upon a method of determining the financial consequences to them resulting from the filing of consolidated federal income tax returns that include both Hallmark and Crown;

         NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, the Parties hereby agree as follows:

1. Allocation of Tax Liability.


         (a) For any taxable year ("Tax Year") or portion of a Tax Year in which Crown is a Member of the Hallmark Group (an "Inclusion Period"), Crown will be obligated to pay to Hallmark the Crown Tax Liability for the Inclusion Period, subject to the provisions in Section 2. For purposes of this Agreement, the Crown Tax Liability for an Inclusion Period means the excess, if any, of (i) the consolidated federal income tax liability of the Hallmark Group for the Inclusion Period computed with the inclusion of Crown, over (ii) the consolidated federal income tax liability of the Hallmark Group for the Inclusion Period computed on a hypothetical basis as if Crown was not, and had not been, a Member of the Hallmark Group.

         (b) For any Inclusion Period, Hallmark will be obligated to pay to Crown the Crown Tax Benefit for the Inclusion Period, subject to the provisions in Section 2. For purposes of this Agreement, the Crown Tax Benefit for an Inclusion Period means the excess, if any, of (i) the consolidated federal income tax liability of the Hallmark Group for the Inclusion Period computed on a hypothetical basis as if Crown was not, and had not been, a Member of the Hallmark Group, over (ii) the consolidated federal income tax liability of the Hallmark Group for the Inclusion Period computed with the inclusion of Crown.

         (c) For purposes of this Section 1, the effect of inclusion of Crown as a Member of the Hallmark Group will take into account all items of gain, income, loss, deduction, or credit (including any allowable pre-consolidation losses and credits) relating to Crown.

         (d) Notwithstanding anything to the contrary in this Section 1, consolidated items of the Hallmark Group (including Crown) for any Inclusion Period (including (i) intercompany dividends, (ii) the timing, character, and other attributes of losses, deductions, and income items attributable to intercompany transactions, and (iii) similar items) will be taken into account for purposes of this Section 1 only as required by the Treasury Regulations issued under section 1502 of the Code.

         (e) Notwithstanding anything to the contrary in this Agreement, any calculation of the consolidated federal income tax liability of the Hallmark Group for an Inclusion Period (i) pursuant to Section 1(a)(i) will not take into account any gain or loss recognized by the Hallmark Group as the result of a sale of shares of Crown stock or Crown ceasing to be a Member of the Hallmark Group, in each case during such period (a "Crown Stock Gain or Loss") and (ii) pursuant to Section 1(b)(i) will take into account any Crown Stock Gain or Loss. For the avoidance of doubt, section 1.1502-11 of the Treasury Regulations will be applied in calculating any Crown Stock Gain or Loss.

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2. Payment of Crown Tax Liability or Crown Tax Benefit.

         (a) Within 15 Business Days (i.e., a day other than Saturday, Sunday, or a federal holiday) after each required installment due date (as set forth in section 6655(c) of the Code) for each relevant tax period that includes an Inclusion Period, Hallmark will (I) calculate the estimated Crown Tax Liability or the estimated Crown Tax Benefit, as the case may be, for such Inclusion Period (the "Estimated Crown Tax Liability" or "Estimated Crown Tax Benefit") and (II) deliver to Crown a statement setting forth in reasonable detail the amount of such Estimated Crown Tax Liability or Estimated Crown Tax Benefit and the computations used to determine such amount.

                  (i) Crown will pay 100 percent of any Estimated Crown Tax Liability reflected in a statement described in Section 2(a) to Hallmark in cash within 5 Business Days of the receipt of such statement.

                  (ii) Hallmark will pay 75 percent of any Estimated Crown Tax Benefit reflected in a statement described in Section 2(a) to Crown in cash within 5 Business Days of the delivery of such statement.

                  (iii) Notwithstanding anything to the contrary in this Section 2(a), (A) the computation of the Estimated Crown Tax Liability or Estimated Crown Tax Benefit, as the case may be, for each period of a Tax Year for which an estimated consolidated federal income tax payment is made and (B) the obligations of the Parties to make payments in respect of such amounts will take into account, on a cumulative basis, all prior Estimated Crown Tax Liabilities or Estimated Crown Tax Benefits, as the case may be, for such Tax Year. For the avoidance of doubt, if in the first period of a Tax Year an Estimated Crown Tax Benefit of $100 is determined, Hallmark will pay Crown $75. If in the second period of such Tax Year an Estimated Crown Tax Liability of $120 is determined, Crown will pay Hallmark $95 (the cumulative net Estimated Crown Tax Liability of $20 for such Tax Year through the end of the second period, plus the $75 Crown received for the first period).

         (b) Within 15 Business Days after the date that the Hallmark Group files a consolidated federal income tax return for a Tax Year that includes an Inclusion Period, Hallmark will calculate the Crown Tax Liability or Crown Tax Benefit, as the case may be, for such Inclusion Period and deliver to Crown a statement setting forth in reasonable detail (I) the amount of such Crown Tax Liability or Crown Tax Benefit, (II) the amount, if any, by which such Crown Tax Liability or Crown Tax Benefit exceeds or is less than the aggregate of the Estimated Crown Tax Liabilities or Estimated Crown Tax Benefits for such Tax Year, (III) the amount, if any, necessary for Hallmark to pay Crown or Crown to pay Hallmark so that, after such payment and taking all payments described in
Section 2(a) for such Tax Year into account, Crown will have paid Hallmark 100 percent of such Crown Tax Liability for such Tax Year or Hallmark will have paid Crown 75 percent of such Crown Tax Benefit for such Tax Year (the "True-Up Payment"), and (IV) the computations used to determine such amounts.

                  (i) Any True-Up Payment determined under this section 2(b) will be paid by Hallmark or Crown, as the case may be, to the other Party in cash within 15 Business Days of the delivery of such statement. Interest will not be taken into account in computing the True-Up Payment.

                  (ii) In the event there is a Crown Tax Benefit for such Tax Year, the remaining 25 percent of such Crown Tax Benefit will be treated by the Parties as a liability owed to Crown by Hallmark for the relevant Inclusion Period (the "Benefit Balance"), and Hallmark will maintain an account showing the cumulative amount of Benefit Balances for all Inclusion Periods, adjusted for payments and offsets pursuant to this Section 2 and for adjustments under this Agreement (the "Cumulative Benefit Balance"). Neither the Benefit Balance for any Inclusion Period nor the Cumulative Benefit Balance will accrue interest or have a fixed payment date.

                  (iii) To the maximum extent possible, the Cumulative Benefit Balance at any time will be applied as an offset against the amount of any liability otherwise payable by Crown to Hallmark as of such time pursuant to this Section 2.

                  (iv) At Hallmark's option, at any time, any or all of the Cumulative Benefit Balance as of that time may be applied as an offset against any amounts then owed by Crown to any member of the Hallmark Group under any loan, advance of funds, line of credit, or any other payable (a "Crown Loan Obligation"), subject to any limitations under any loan indentures or contracts restricting such offsets.


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         (c) In the event that Crown is no longer a Member of the Hallmark Group for any Tax Year or portion of a Tax Year and therefore does not incur a Crown Tax Liability for such Tax Year or portion thereof, but believes it would have incurred a Crown Tax Liability if it had remained a Member of the Hallmark Group for such Tax Year or portion thereof (a "Hypothetical Crown Tax Liability"), then, no later than 30 days prior to the extended due date of Hallmark's consolidated federal income tax return for such Tax Year, Crown will notify Hallmark of the possibility of that result and provide Hallmark with sufficient information for Hallmark to determine the fact and amount of such Hypothetical Crown Tax Liability. In a manner consistent with Section 2(b), Hallmark will (i) provide a statement to Crown regarding the amount, if any, of such Hypothetical Crown Tax Liability within the time periods set forth in Section 2(b), and (ii) pay to Crown in cash within 15 Business Days of the delivery of such statement the lesser of the Cumulative Benefit Balance at such time or such Hypothetical Crown Tax Liability. Notwithstanding anything to the contrary in this Section 2(c), the calculation of the Hypothetical Crown Tax Liability will be made in a manner consistent with Section 1, by including Crown in the Hallmark Group for purposes of such calculation.

3. Adjustments.

         (a) In the event of any adjustment to the federal income tax liability of the Hallmark Group or any Member or Members of the Hallmark Group for any Tax Year or portion thereof (or of Crown for any Tax Year or portion thereof as to which Hallmark has any obligation to Crown pursuant to Section 2), Hallmark will timely recompute the amount of any Crown Tax Liability (including for purposes of this Section 3 any Hypothetical Crown Tax Liability) or Crown Tax Benefit for such Tax Year or portion thereof, taking such adjustment into account. Hallmark will timely provide Crown with notice of the adjustment (provided that, in the event Crown is not a Member of the Hallmark Group for such Tax Year or portion thereof, Crown will timely provide Hallmark with notice of any adjustment to Crown for such Tax Year or portion thereof) and any change in the amount of the Crown Tax Liability, Crown Tax Benefit, or Hypothetical Crown Tax Liability for such Tax Year or portion thereof. Within 15 Business Days of Crown's receipt of such notice, adjusting payments will be made between Hallmark and Crown or adjustments to the Cumulative Benefit Balance or balance of the Crown Loan Obligations will be made in the manner described in Section 3(b).

         (b) Any adjusting payments or adjustments to the Cumulative Benefit Balance or balance of the Crown Loan Obligations will be made in such manner and under such terms that, following such payments or adjustments, the Parties will be in the same economic and financial position, to the greatest extent possible, that they would have been in had the adjusted federal income tax liability of the Hallmark Group, the relevant Hallmark Group Member or Members, or Crown originally been used to compute the Crown Tax Liability, Crown Tax Benefit, or Hypothetical Crown Tax Liability (if any) for the relevant Tax Year or portion thereof (and any succeeding periods), taking into account all events, payments, and adjustments between the date of the original computation of the Crown Tax Liability, Crown Tax Benefit, or Hypothetical Crown Tax Liability and the date of the recomputed Crown Tax Liability, Crown Tax Benefit, or Hypothetical Crown Tax Liability (if any). Without limiting the foregoing, and for the avoidance of doubt, in the event that Hallmark previously made cash payments to Crown for Crown Tax Benefits and subsequently was deprived (through an adjustment described in Section 3(a)) of the full use of such benefits, Crown will be obligated to make cash payments to Hallmark to achieve the result contemplated by this Section 3(b). Any payments or adjustments made or to be made under this
Section 3 will take into account any interest payments made under Section 6.

4. Crown Payment Arrangement. In the event that, with respect to any required payment of $10 million or more by Crown to Hallmark under this Agreement, Crown is unable to make a timely payment due to (a) cash flow or other financial limitations or (b) presently existing contractual limitations, Hallmark will make reasonable commercial efforts to negotiate and implement with Crown a deferred or installment payment arrangement, reasonably satisfactory to both Parties and bearing a market rate of interest, with respect to such required payment, provided that all payments under any such arrangement must be made no later than the earlier of (c) two years from the original due date of the required payment and (d) the date on which Crown sells substantially all its assets or Hallmark fails to own shares of stock representing at least the lesser of 50 percent of the voting power or 50 percent of the value of all Crown shares.

5. Alternative Minimum Tax Periods. For purposes of the alternative minimum tax imposed by section 55 of the Code, the provisions of this Agreement will apply to such tax and the Parties' rights and obligations with respect thereto in a manner consistent with the application of the provisions of this Agreement to the tax imposed by section 11 of the Code and the Parties' rights and obligations with respect thereto, subject to any special rules reflected in sections 55 through 59 of the Code. In the event Crown ceases to be eligible to join in a consolidated federal income tax return with Hallmark, unused consolidated AMT attributes of the Hallmark Group will be apportioned and allocated to Crown in a manner consistent with section 1.1502-79 of the Treasury Regulations and section 1.1502-55(e) of the Proposed Treasury Regulations.


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6. Interest and Penalties.


         (a) If, after netting interest payable by the Hallmark Group to the Internal Revenue Service (the "IRS") against interest payable by the IRS to the Hallmark Group with respect to any Inclusion Period, the Hallmark Group is required to pay interest to the IRS as a result of any increase in tax liability for such Inclusion Period, such interest expense will be allocated by Hallmark to Crown based on the ratio of the increase, if any, of the Crown Tax Liability (or decrease, if any, of the Crown Tax Benefit) to the increase in the tax liability for the Hallmark Group for such Inclusion Period, with the determination of such amounts being made in a manner consistent with Section 1. Crown will pay any such allocated interest expense in cash to Hallmark within 15 Business Days after the timely delivery by Hallmark to Crown of a statement setting forth the computation of such interest amount, provided that, in the event of a decrease of the Crown Tax Benefit, such payment will be appropriately reduced to reflect any periods during which Hallmark had not paid Crown 100 percent of the Crown Tax Benefit pursuant to Section 2(b).

         (b) If, after netting interest payable by the Hallmark Group to the IRS against interest payable by the IRS to the Hallmark Group with respect to any Inclusion Period, the Hallmark Group is entitled to receive interest from the IRS as a result of any decrease in tax liability for such Inclusion Period, such interest income will be allocated by Hallmark to Crown based on the ratio of the decrease, if any, of the Crown Tax Liability (or increase, if any, of the Crown Tax Benefit) to the decrease in the tax liability for the Hallmark Group for such Inclusion Period, with the determination of such amounts being made in a manner consistent with Section 1. Hallmark will pay any such allocated interest income in cash to Crown within 15 Business Days after the timely delivery by Hallmark to Crown of a statement setting forth the computation of such interest income, provided that, in the event of an increase of the Crown Tax Benefit, Hallmark will pay Crown 75 percent of such allocated interest.

         (c) Provided that Hallmark has provided Crown with the relevant portions of a federal tax return at least 15 Business Days prior to the filing of such return and Crown has not notified Hallmark during such period of any objections to any Crown tax positions or tax items reflected in such portions, any tax penalties imposed by the IRS with respect to such Crown tax positions or tax items will be the responsibility of Crown. All other tax penalties with respect to any such return will be the responsibility of Hallmark. In the event that Hallmark determines Crown is responsible for any penalty under this Section 6(c), Hallmark will timely notify Crown of the penalty and the basis for Hallmark's determination, and Crown will pay the amount of such penalty to Hallmark within 15 Business Days after the receipt by Crown of notification that Hallmark has paid such penalty.

7. Computations: Disputes and Review.

         (a) Each computation of tax payments, adjustments, or other amounts pursuant to this Agreement will be made in good faith. If Crown disputes the computation of any such amount pursuant to this Agreement with respect to any Tax Year or portion thereof covered by this Agreement, it must, within 15 Business Days of its receipt of any statement or other notice describing the computation of such amount, give notice to Hallmark specifying the reason for such dispute. Failure by Crown to so notify Hallmark will constitute acceptance and approval of such computation. Delivery of such notice will suspend the relevant payment or adjustment obligation and commence the dispute resolution procedures described in Section 7(b).

         (b) In the event of any dispute between Hallmark and Crown with respect to the operation or interpretation of this Agreement, either Party may notify the other Party in writing that it is electing to implement the procedures in this Section 7(b). Thereafter, Hallmark and Crown will confer in good faith with each other to resolve amicably the dispute. If, after a period of 30 days following the date on which a Party gave notice under Section 7(a) or this
Section 7(b), such dispute cannot be resolved in good faith by the Parties, it shall be resolved by an independent certified public accounting firm or law firm that is mutually reasonably satisfactory to Hallmark and Crown (the "Independent Firm") in a manner that best conforms with the intent of the Parties reflected in this Agreement. The judgment of the Independent Firm shall (i) be based solely on the terms of this Agreement and on presentations made by the Parties,
(ii) be made within 30 days following the date on which the dispute is submitted to it, (iii) set forth in a written statement delivered to the Parties, and (iv) be conclusive and binding upon the Parties, in the absence of mathematical error. All costs, fees, or expenses of the Independent Firm that are attributable to services rendered under this Section 7 will be born half by Hallmark and half by Crown. All costs, fees, and expenses (including professional fees) of Hallmark or Crown incurred in connection with any dispute under this Section 7 will be borne solely by the Party incurring such costs, fees, or expenses. Any payment or adjustment required as a result of the decision of the Independent Firm will be paid or made within 5 Business Days of the delivery of the Independent Firm's statement.

         (c) Crown will have the right to designate one or more representatives to review at Hallmark's corporate offices any of the computations and underlying non-confidential documentation relating to any of the statements or notices delivered by Hallmark to


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Crown under this Agreement (other than the statements described in Section
2(a)). Any such review will be solely at the expense of Crown and may take place only during the 15-Business Day period following the delivery of such statements or notices.

8. Preparation and Filing of Returns. Hallmark will be responsible for the preparation and filing of all federal income tax returns of the Hallmark Group, including those of Crown for any Inclusion Period. Hallmark will have the right to determine, in good faith, the manner in which such returns will be prepared and filed, including without limitation the manner in which any item of income, gain, loss, deduction, or credit will be reported. Crown will execute and file such consents, elections, and other documents as may be required or appropriate for the proper filing of such returns. Crown will provide such information as Hallmark may reasonably request in connection with the matters contemplated by this Agreement, including but not limited to information relating to the preparation of federal income tax returns and the computation of payments or adjustments required under this Agreement.

9. Conduct of Tax Audits and Proceedings. Hallmark will have the exclusive right to control and direct, in good faith, the conduct of all audits, contests, or other administrative or judicial proceedings ("Tax Contests"), and to negotiate, settle, or agree to any asserted tax deficiencies, or to prosecute or settle any claim for refund, relating to the federal income tax liability of the Hallmark Group for any Inclusion Period. Notwithstanding the prior sentence, Hallmark will keep Crown reasonably informed regarding all Tax Contests relating to the matters addressed by this Agreement, will permit Crown to participate (at Crown's expense) in any such Tax Contest, and will consider in good faith all reasonable suggestions made by Crown in connection with any such Tax Contest. Crown agrees to cooperate in supplying information reasonably requested by Hallmark for the purpose of any Tax Contest.

10. Deconsolidation of Crown. In the event that Crown ceases to be eligible to join in a consolidated federal income tax return with Hallmark, the Parties agree as follows:

         (a) Hallmark will pay Crown the amount of any refund, credit, reduction in tax liability, or other tax benefit actually realized by the Hallmark Group for any Tax Year (a "Hallmark Benefit") from any loss or credit of Crown carried back to an Inclusion Period, but no such payment will be due until 30 days after (and only to the extent) there has been a Final Determination regarding the proper amount, timing, and character of such Hallmark Benefit. For purposes of this Section 10(a), the term "Final Determination" means (i) the expiration (without adjustment to the amount, timing, or character of the Hallmark Benefit) of the applicable statutory period of limitations for the relevant Tax Year,
(ii) a "determination" (as defined in section 1313(a) of the Code) with regard to the Hallmark Benefit for such Tax Year, (iii) an agreement between the IRS and Hallmark with regard to the Hallmark Benefit for such Tax Year, or (iv) an express determination by Hallmark (at its sole discretion) that the Hallmark Tax Benefit is sufficiently fixed and certain to be payable hereunder. Any payment under this Section 10(a) will include interest, computed from the date Hallmark realized the Hallmark Benefit to the date of payment, at the LIBOR Rate (as defined in Section 13), compounded annually.

         (b) Subject to Section 1(e), the computations of the Crown Tax Benefit or Crown Tax Liability, if any, for the final Inclusion Period of Crown will take into account any income, gains, deductions, or losses of the Hallmark Group and Crown attributable to (i) the timing, character, and other attributes of deductions and income items attributable to intercompany transactions between or among Crown and any other Members of the Hallmark Group and (ii) other consolidated items properly taken into account upon the deconsolidation of a member of a consolidated group.

11. Maintenance of Books and Records. Hallmark and Crown agree to maintain (or cause to be maintained) (a) internal accounting books and records for themselves and, if applicable, each of their controlled subsidiaries in a manner consistent with U.S. generally accepted accounting principles and (b) tax records relevant to the tax liabilities of the Hallmark Group and Crown for the Tax Years or portions thereof to which this Agreement applies. Hallmark and Crown will retain (or cause to be retained) copies of all such tax records until 60 days after the expiration of each relevant statutory period of limitations.

12. Term. Section 1 will expire on the date that Crown is no longer eligible to join in the filing of a consolidated federal income tax return with Hallmark; provided, however, that all other provisions of this Agreement and all rights and obligations arising hereunder (including those arising under Section 2 in regard to amounts computed under Section 1) will survive until they are fully effectuated or performed pursuant to the terms of this Agreement, unless superceded by mutual written agreement of the Parties.

13. Overdue Payments. Except as otherwise expressly provided herein, all payment obligations under this Agreement not timely paid pursuant to the terms hereof will accrue interest, computed from the original due date of such payment to the actual payment date, at the LIBOR Rate, compounded annually. For purposes of this Agreement, the term "LIBOR Rate" means a rate per calendar quarter equal to the three-month London Interbank Offered Rate, as published in the Wall Street Journal, Eastern Edition, in effect as of the first day of such quarter.


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14. Indemnity. In the event that the IRS asserts any liability against Crown under section 1.1502-6 of the Treasury Regulations for any Inclusion Period, Hallmark will indemnify and hold Crown harmless against any such liability. Notwithstanding the prior sentence, Hallmark may reduce any such indemnification by any amount then due from Crown to Hallmark under this Agreement.

15. Includible Members. In the event that any controlled subsidiary of Crown becomes a Member of the Hallmark Group, Crown will ensure that, at Hallmark's election, such subsidiary enters into this Agreement or a tax sharing agreement with Hallmark substantially similar to this Agreement.

16. Interpretation. This Agreement is intended to calculate and allocate the federal income tax liability of the Hallmark Group among its Members, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated herein or provided for herein will be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

17. Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof.

18. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of any successor or assignee of any of the Parties to the same extent as if such successor or assignee had been an original party hereto. No Party may assign any of the rights or obligations under this Agreement without the prior consent of the other Party.

19. Professional Fees. Unless otherwise specified herein, any costs, fees, or expenses paid or payable to any third party for legal, accounting, or other professional services rendered in connection with the preparation of any federal income tax return or any Tax Contest will be allocated between Hallmark and Crown in a manner resulting in each of Hallmark and Crown bearing a reasonable approximation of the actual amount of such costs, fees, or expenses hereunder reasonably related to, and for the benefit of, it (or, in the case of Hallmark, the Hallmark Group exclusive of Crown).

20. Notices. Any payment, statement, notice, notification, consent, or communication required or permitted to be given under this Agreement must be in writing (including telecopy communication) and mailed, telecopied, or delivered:

         If to Hallmark:

         Division Vice President - Tax
         Hallmark Cards, Incorporated
         2501 McGee Street
         Mail Drop  #330
         Kansas City, MO  64141-6480

         Copy to:

         Vice President and General Counsel
         Hallmark Cards, Inc.
         2501 McGee Street
         Kansas City, MO  64108

         If to Crown:

         General Counsel
         Suite 100
         12700 Ventura Boulevard
         Studio City, CA  91604

or to any other address as Hallmark or Crown may furnish in writing to one another. Any such statement, notice, notification, consent, or communication will be effective when received or otherwise as specified in this Agreement.


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21. Nature of Obligations. Each of the Parties acknowledges and agrees that, except as specifically provided herein or to the extent required by law, its respective obligations under this Agreement will not be affected by any impossibility, impracticability, frustration of purpose, force majeure, act of government, bankruptcy or insolvency of any Party, failure or refusal of any Party to perform its obligations hereunder, dispute, setoff or counterclaim, change in amount, composition, or terms of the assets, liabilities, or equity of any Party, or any other defense or right that any Party has or may have that might have the effect of releasing such Party from such obligations.

22. Title and Headings. Titles and headings of sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

23. Legal Enforceability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any Party hereto, each Party hereto acknowledges that damages would be an inadequate remedy for breach of the provisions of this Agreement and agrees that the obligations of the Parties hereunder will be specifically enforceable.

24. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their successors and assigns, and will not be deemed to confer upon third parties any remedy, claim, or other right.

25. Waivers and Amendments. This Agreement may not be waived, amended, or otherwise modified except in writing, duly executed by the Parties hereto.

26. Governing Law. This Agreement will be governed by and construed in accordance with the laws of Missouri.

27. Effective Date. This Agreement is effective as of March 11, 2003.


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         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                 HALLMARK CARDS, INCORPORATED


                 By: /s/ Judith Whittaker /s/
                     ----------------------------------
                 Name:  Judith Whittaker
                        -------------------------------
                 Title:  Executive Vice President
                         ------------------------------



                 CROWN MEDIA HOLDINGS, INC.


                 By:  /s/ C. Stanford /s/
                      ---------------------------------
                 Name: Charles Stanford
                       --------------------------------
                 Title: Executive Vice President
                        -------------------------------


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